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                                                                     EXHIBIT 2.8


HOWARD FIRST AMENDMENT                                         EXECUTION VERSION


                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of April 24, 1998, is by and among Provant, Inc., a Delaware corporation, Howard Acquisition Corp., a Delaware corporation, J. Howard & Associates, Inc., a Massachusetts corporation, Jeffrey P. Howard, Marc S. Wallace, Paul M. Verrochi and Dominic J. Puopolo (collectively, the "Parties").

         WHEREAS, the Parties constitute all of the parties to that certain Agreement and Plan of Merger dated as of February 12, 1998 by and among the Parties (the "Merger Agreement"); and

         WHEREAS, the Parties desire to amend the Merger Agreement in certain respects, as set forth herein;

         NOW, THEREFORE, in consideration of the mutual benefits to be obtained by the consummation of the transactions contemplated by the Merger Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

        1. All capitalized terms used but not defined herein shall have the definitions given to them in the Merger Agreement. All references to Sections and subsections shall mean Sections and subsections of the Merger Agreement unless otherwise specified.


        2. There is hereby inserted in the Merger Agreement a new Section 1.17A, as follows:

                  1.17A "1999 EBIT" means the earnings before interest and taxes of the Surviving Corporation for the period beginning July 1, 1998 and ending at June 30, 1999, determined in accordance with the Instructions for Determination of EBIT attached hereto as Exhibit 1.


        3. There is hereby inserted in the Merger Agreement a new Section 1.27A, as follows:

                  1.27A "1999 Market Price" means the average closing price of Provant Common Stock on the Nasdaq National Market (or such other market or exchange as is then the principal market or exchange on which the Provant Common Stock is traded) during the twenty trading days immediately following Provant's first public announcement of its financial results for its fiscal year ending June 30, 1999.
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        4. Subsection 2.7(c) is hereby amended by substituting, in clause (i)
thereof, the figure $4.9 million in lieu of the figure $5.9 million currently contained therein.


        5. Section 2.8 is hereby amended by deleting the existing text of such
Section in its entirety and by substituting, in lieu thereof, the following:

                  2.8 RIGHT TO RECEIVE ADDITIONAL SHARES.

                  (a) Promptly following June 30, 1999 (but in no event later than October 15, 1999), Provant will determine 1999 EBIT.

                         (I) In the event 1999 EBIT is $1.18 million or less, no
                  Additional Shares shall be issued in respect of the Shares.

                        (II) In the event 1999 EBIT is greater than $1.18
                  million but less than $1.84 million, there shall be issued in respect of each Share that number of Additional Shares determined by (A) multiplying $4.3 million by a fraction, the numerator of which shall be the amount by which 1999 EBIT exceeds $1.18 million and the denominator of which shall be $660,000, (B) dividing the product obtained pursuant to clause
                  (A) by the 1999 Market Price, and (C) multiplying the quotient obtained pursuant to clause (B) by the Fraction.

                       (III) In the event 1999 EBIT equals or exceeds $1.84
                  million, there shall be issued in respect of each Share that number of Additional Shares determined by multiplying the Fraction times the quotient obtained by dividing $4.3 million by the 1999 Market Price.

         Provant shall not issue any fractional share of Provant Common Stock; in lieu of issuing a fractional share, Provant shall make a cash payment in accordance with Section 2.9.

                  (b) No later than October 15, 1999, Provant shall deliver to each former stockholder of the Company a statement showing in reasonable detail Provant's computation of 1999 EBIT. Provant shall maintain, and shall cause the Surviving Corporation to maintain, complete books and records necessary for the proper computation of 1999 EBIT. The Stockholders (and only the Stockholders, acting jointly as representatives of all former stockholders of the Company, as provided in subsection (g) below) shall have the right at their expense, through an independent certified public accountant reasonably acceptable to Provant, to audit the books and records of the Surviving Corporation solely for the purpose

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         of determining the accuracy of the computation of 1999 EBIT made by
         Provant, and the Surviving Corporation and Provant shall cooperate fully in all reasonable respects with any such audit. In no event shall the Stockholders, or either of them, have the right to conduct more than one such audit. If the Stockholders do not elect within 90 days of delivery of the statement of Provant referred to in this subsection (b) to cause an audit of the books and records of the Surviving Corporation as provided herein, the Stockholders, on their behalf and on behalf of all former holders of Shares, shall be deemed to have agreed that such statement was correct in all respects. Unless the Stockholders have asserted a dispute with respect to Provant's calculation of the 1999 EBIT in accordance with subsection (c), Provant shall cause the escrow agent referred to in subsection (d) to release from escrow and deliver any Additional Shares due pursuant to subsection (a) within ten (10) days after (x) the expiration of the 90-day period referenced in the immediately preceding sentence or, if earlier, Provant's receipt of written confirmation from the Stockholders (as representatives of all former stockholders of the Company) that the Stockholders do not dispute Provant's calculation of the 1999 EBIT.

                  (c) Any dispute as to the correct computation of 1999 EBIT shall be referred to the First Accountants for determination. If the Stockholders do not elect to dispute the First Accountants' determination of 1999 EBIT within 30 days following the delivery thereof to the Stockholders, such determination shall be final, binding and conclusive and shall not be subject to challenge by Provant, either Stockholder or any other former Stockholder of the Company, and in such event the fees and expenses of the First Accountants shall be borne by Provant. In the event the Stockholders do unanimously elect within such 30 day period to dispute the determination of the First Accountants, the Stockholders shall specify the amount (in dollars) that they contend to be the correct 1999 EBIT (the Stockholders' "EBIT Position"), and the final calculation of 1999 EBIT shall be referred to the Second Accountants. Absent manifest error or willful misconduct, the determination of the Second Accountants shall be final, binding and conclusive and shall not be subject to challenge by Provant, either Stockholder or any other former stockholder of the Company. In the event the calculation of 1999 EBIT is referred to the Second Accountants, the fees and expenses of both the First Accountants and the Second Accountants shall be borne by that party (i.e., the Stockholders, jointly and severally, or Provant) whose EBIT Position is furthest, in gross dollars, from the 1999 EBIT as finally determined by the Second Accountants. For purposes of the preceding sentence, Provant's "EBIT Position" shall be deemed to be the amount determined by the First Accountants to be the 1999 EBIT. The parties recognize that in making such determinations, each such firm of accountants will be performing a function separate and distinct from their audit function, if any, and shall be entitled to the immunities, rights and discretion of arbitrators in general. Any issuance and payment of Additional

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         Shares (or cash in lieu of fractional Additional Shares) which is finally determined to be due to the former holders of Shares in accordance with this subsection (c) shall be made by Provant (i) if based on the determination of the First Accountants, within 10 days after such determination becomes final, and (ii) if based on the determination of the Second Accountants, within 10 days after Provant receives notice of such determination, if Provant is responsible for the fees and expenses of the accountants pursuant to this Section, and within 10 days after the Stockholders have paid the fees and expenses of the accountants, if the Stockholders are responsible for such fees and expenses pursuant to this Section.

                  (d) Prior to the first anniversary of the Effective Time, Provant shall issue and place into escrow, with an institutional escrow agent reasonably selected by Provant, the number of shares of Provant Common Stock that Provant then estimates (based on the year-to-date EBIT of the Surviving Corporation and Provant's projection for the remainder of the 1999 fiscal year) will be issued as Additional Shares. Such shares of Provant Common Stock shall be held in escrow pending final determination of 1999 EBIT, upon which the final number of shares constituting Additional Shares, if any, shall be released from escrow to the former stockholders of the Company and any escrowed shares not distributed as Additional Shares shall be released to Provant. If and to the extent the escrowed shares are less than the final amount of Additional Shares as finally determined pursuant to subsection (b) or
         (c) above, Provant shall issue additional shares of Provant Common Stock as necessary. The expenses of the escrow agent shall be paid by Provant, except that if the determination of 1999 EBIT is referred to the Second Accountants, the incremental expenses of the escrow agent for the period following such referral shall be allocated in the same manner as the expenses of the Second Accountants, as set forth in subsection (c).

                  (e) The Stockholders acknowledge and agree, on behalf of themselves and the other stockholders of the Company, that Provant and the Surviving Corporation shall be free to pursue their respective business goals and that 1999 EBIT may be affected thereby. Notwithstanding the foregoing, Provant hereby agrees that it will take no action and adopt no policy (and will not cause the Surviving Corporation to take any action or adopt any policy) during the period from the Effective Time through June 30, 1999 that a majority-in-interest of the former stockholders of the Company have reasonably asserted (in advance of or contemporaneously with such action or adoption), in good faith and in writing, can reasonably be expected to result (directly or indirectly) in a reduction of 1999 EBIT.

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                  (f) The right of the stockholders of the Company to receive
         Additional Shares and/or cash payment for fractional shares may not be transferred or assigned except by operation of law or pursuant to the laws of descent and distribution.

                  (g) The Stockholders are hereby appointed as the representatives of all stockholders of the Company for purposes of this
         Section 2.8. No Stockholder shall have any liability to any other holder of Shares, including any other Stockholder, for any action taken or position asserted (or any failure to act or to assert any position) pursuant to this Section 2.8, provided only that such Stockholder has acted in a manner he believed in good faith to be in the interest of all holders of Shares.


        6. The title to Exhibit 1 to the Merger Agreement is hereby amended to read: "Instructions for Determination of 1998 and 1999 EBIT," and all references in such Exhibit 1 to "1998 EBIT" shall be amended to read "1998 and 1999 EBIT".


        7. Provant, Acquisition and the Provant Principals hereby waive the closing condition set forth in Section 7.1(b) solely with respect to the requirements contained therein that the Company have (a) projected pro forma revenues for the 12 months ending June 30, 1998 ("1998 Revenues") of not less than $7.8 million, and (b) projected 1998 EBIT of not less than $1.02 million (in each case calculated in the manner provided in Section 1.21), provided that, in lieu of such requirements, the Company have 1998 Revenues of not less than $6.5 million and 1998 EBIT of not less than $600,000, in each case calculated in the foregoing manner.

        8. Except as expressly amended in this Amendment, the Merger Agreement is hereby reaffirmed by each of the Parties and remains in full force and effect.


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         IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the Parties has caused this Amendment to be executed under seal on its behalf, by its officers thereunto duly authorized where applicable, all as of the day and year first above written.

                                            PROVANT, INC.


                                            By:
                                            Name:______________________________
                                            Title:


                                            HOWARD ACQUISITION CORP.


                                            By:
                                            Name:______________________________
                                            Title:


                                            J. HOWARD & ASSOCIATES, INC.


                                            By:________________________________
                                            Name:  Jeffrey P. Howard
                                            Title: Chairman and Chief Executive
                                                   Officer

                                            STOCKHOLDERS:


                                            ___________________________________
                                            JEFFREY P. HOWARD


                                            ___________________________________
                                            MARC S. WALLACE
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                                            PROVANT PRINCIPALS:


                                            ___________________________________
                                            PAUL M. VERROCHI


                                            ___________________________________
                                            DOMINIC J. PUOPOLO